Exhibit 3.1
PROSPECT CAPITAL CORPORATION
ARTICLES SUPPLEMENTARY
CONVERTIBLE PREFERRED STOCK, SERIES A2
Prospect Capital Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland as follows:
FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by Section 5.3 of the charter of the Corporation (the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board by resolutions duly adopted, reclassified 1,000,000 authorized but unissued shares of common stock, par value $0.001 per share, of the Corporation (the “Common Stock”), as an additional series of Convertible Preferred Stock, par value $0.001 per share (the “Convertible Preferred Stock”), classified and designated as Convertible Preferred Stock, Series A2 (the “Series A2 Shares”), having such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth herein.
1.Designation; Number of Series A2 Shares. The Board has duly adopted resolutions designating the following additional series of Convertible Preferred Stock: 1,000,000 shares of a series of preferred stock, designated as “Convertible Preferred Stock, Series A2”, par value $0.001 per share (the “Series A2 Shares”). The Series A2 Shares shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a series of Convertible Preferred Stock, as set forth in the Articles Supplementary establishing the Convertible Preferred Stock, filed with, and accepted for record by, the SDAT on August 3, 2020 (the “Original Articles Supplementary”), except as set forth herein. The Series A2 Shares shall be considered “Shares” for the purposes of the Original Articles Supplementary. Terms used but not defined herein shall have the meaning assigned to such terms in the Original Articles Supplementary.
2.Corporation Conversion Eligibility Date. “Corporation Conversion Eligibility Date,” as used in the Original Articles Supplementary, with respect to the Series A2 Shares, means the two year anniversary of the Issuance Reference Date of such Share, provided that following a Listing Event the Corporation Conversion Eligibility Date of any Series A2 Share shall mean the two year anniversary of the Date of Original Issue.
3.Holder Conversion Fee.  “Holder Conversion Fee,” as used in the Original Articles Supplementary, with respect to the Series A2 Shares, means, with respect to any conversion of a Series A2 Share, pursuant to the Holder Conversion Option, the Offering Price of the Series A2 Share, multiplied by the Holder Conversion Fee Rate applicable as of the effective Holder Conversion Deadline Date. The Corporation, in its sole discretion, may decrease or waive the Holder Conversion Fee with respect to any conversion of Series A2 Shares by giving public announcement of the terms and duration of such waiver.

4.Holder Conversion Fee Rate. “Holder Conversion Fee Rate,” as used in the Original Articles Supplementary, with respect to the Series A2 Shares, means, beginning from the applicable Issuance Reference Date of such Share, nine and one half (9.5) percent prior to the first anniversary of the Issuance Reference Date of such Share, eight and one half (8.5) percent on or after the first anniversary but prior to the second anniversary of the Issuance Reference Date of such Share, seven and one half (7.5) percent on or after the second anniversary but prior to the fifth anniversary of the Issuance Reference Date of such Share, and zero (0) percent on or after the fifth anniversary of the Issuance Reference Date of such Share; provided that in connection with a Listing Event the Holder Conversion Fee Rate shall be zero (0) percent in connection with any exercise of the Holder Conversion Option as of a Holder Conversion Deadline Date occurring after the delivery of a Listing Notice and prior to the Listing Deadline Date.
5.Holder Conversion Settlement Amount. “Holder Conversion Settlement Amount,” as used in the Original Articles Supplementary, with respect to the Series A2 Shares, means, with respect to any exercise of the Holder Conversion Option for a Series A2 Share, (1) the Stated Value, plus (2) an amount equal to accumulated but unpaid dividends, if any, on such Share (whether or not earned or declared, but excluding interest on such dividends) to, but excluding, the Holder Conversion Exercise Date, minus (3) the applicable Holder Conversion Fee, if any.
6.Corporation’s Right to Limit Survivor’s Option. The Corporation has the discretionary right to limit the aggregate amount of Series A2 Shares as to which exercises of any Survivor’s Option shall be accepted by the Corporation from authorized representatives of all deceased holders in any calendar year to an amount equal to the greater of $10,000,000 of Stated Value or 5% of the Series A2 Shares outstanding as of the end of the most recent calendar year. Upon any request to exercise any Survivor’s Option with respect to Series A2 Shares, the Corporation has the right to pay the redemption price in cash or in equal value of Common Stock, or a combination thereof, calculated based on the 5-Day VWAP, in exchange for Series A2 Shares.
SECOND: The Series A2 Shares have been classified and designated by the Board under the authority contained in the Charter.
THIRD: These Articles Supplementary shall become effective on May 26, 2021, at 9:00 a.m.
FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and Chief Operating Officer and attested to by its Chief Financial Officer, Chief Compliance Officer and Secretary on this 21st day of May, 2021.

ATTEST: By: /s/ Kristin Van Dask Name: Kristin Van Dask Title: Chief Financial Officer, Chief Compliance Officer & Secretary	PROSPECT CAPITAL CORPORATION By: /s/ M. Grier Eliasek Name: M. Grier Eliasek Title: President and Chief Operating Officer